Exhibit 99.1

United States Steel Corporation
Public Affairs
600 Grant Street
Pittsburgh, PA 15219-2800

News

    Contacts:         Media
Courtney Boone
(412) 433-6791
Sarah Cassella
(412) 433-6777
FOR IMMEDIATE RELEASE
UNITED STATES STEEL CORPORATION ANNOUNCES PURCHASE OF DESCO
Company makes further investment into lightweighting solutions for the auto industry.

PITTSBURGH, June 1, 2015 – Today United States Steel Corporation (NYSE: X) announced another strategic step in the company’s Carnegie Way transformation journey by completing the purchase of AK Steel’s interest in Double Eagle Steel Coating Company (DESCO). The 700,000 ton electrolytic-galvanizing line (EGL) will become part of the larger operational footprint of U. S. Steel’s Great Lakes Works.
The Great Lakes Works EGL at Dearborn will allow customers primarily in the automotive industry to be provided world-class steel coated products for both exposed and unexposed applications. Utilizing the patented CAROSEL® process to electrolytically apply zinc to steel substrate, the EGL line at Dearborn is the exclusive North America finishing line capable of providing both EG (free zinc) or EGA (an iron/zinc alloy) coatings.
“Continuing investment into our operations to provide the highest quality product critical to our customers’ success directly supports U. S. Steel’s ongoing transformation journey,” said U. S. Steel’s President & CEO Mario Longhi. “We seek to create innovative solutions for our customers now and well into the future. By increasing our operational footprint at Great Lakes Works, we are creating special synergies with our automotive customers as they seek to reach critical safety and fuel economy standards.”

The Great Lakes Works EGL line at Dearborn is ideally suited to increase our ability to provide industry-leading Advanced High Strength Steels (AHSS), including Gen3 grades under development, as well as producing high quality exposed steel for automotive body and closure applications. The line’s attributes, combined with the superior shape and mechanical properties of AHSS substrate from U. S. Steel’s joint venture, PRO-TEC Coating Company, allow Great Lakes Works EGL at Dearborn’s products to set the standard for coated Advanced High Strength Steels.
Items related to the transaction with AK Steel include a onetime payment of $25.2 million for the remaining interests of the joint venture as well as the transition of assets and utilities to U. S. Steel Great Lakes Works. Staffing of the facility will remain through AK Steel for a 90-day transition and training period as U. S. Steel determines the appropriate staffing levels.

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United States Steel Corporation, headquartered in Pittsburgh, Pa., is a leading integrated steel producer and Fortune 200 company with major production operations in the United States and Europe and an annual raw steelmaking capability of 24.4 million net tons. The company manufactures a wide range of value-added steel sheet and tubular products. For more information about U. S. Steel, please visit www.ussteel.com.